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                                                                     EXHIBIT 8.1

               [FORM OF OPINION OF SUTHERLAND, ASBILL & BRENNAN]

                                                                          , 1995

Board of Directors
First Financial Management Corporation
Suite 1400
5660 New Northside Drive
Atlanta, Georgia 30328

Members of the Board:

  We have acted as counsel to First Financial Management Corporation ("First Financial") in connection with the merger (the "Merger") of FDC Merger Corp. ("Sub"), a wholly owned subsidiary of First Data Corporation ("First Data"), into First Financial. The Merger is being effected pursuant to the terms of the Agreement and Plan of Merger, as amended (the "Merger Agreement"), among First Data, Sub and First Financial, dated as of June 12, 1995. Section 6.2(b) of the Merger Agreement provides that the receipt of this opinion is a condition to the obligation of First Financial to effect the Merger. The capitalized terms which are used in this opinion but not otherwise defined herein have the same meaning in this opinion as in the Merger Agreement.

  In issuing our opinion, we have reviewed the Merger Agreement, the Joint Proxy Statement/Prospectus included in the registration statement (the "Registration Statement") on Form S-4, as amended, filed by First Data with the
Securities and Exchange Commission on September   , 1995, the representations
made by First Data in the Parent Tax Certificate referred to in Section 2.9(b) of the Merger Agreement and in a letter dated September 20, 1995, the representations made by First Financial in the Company Tax Certificate referred to in Section 3.9(b) of the Merger Agreement, and such other documents as we have deemed appropriate. Our opinion is based upon our understanding that the facts and representations set forth in this letter are true and correct as of the present time and will be true and correct as of the Effective Time of the Merger.

  First Financial is a Georgia corporation engaged in the business of providing a variety of information services. First Financial has a single class of voting common stock ("First Financial Common Stock") outstanding.

  First Data is a Delaware corporation which provides information processing and related services. First Data has a single class of voting common stock ("First Data Common Stock") outstanding.

  Sub is a Georgia corporation formed by First Data solely for purposes of consummating the transactions contemplated by the Merger Agreement. Sub has no assets or business and has not carried on any activities other than incident to its formation and in connection with the transactions contemplated by the Merger Agreement.

  The boards of directors of First Financial and First Data have determined that the Merger is in the respective best interests of the corporations and their shareholders.

  The Merger will be effected in accordance with the Georgia Business Corporation Code (the "GBCC"). In the Merger, Sub will be merged into First Financial at the Effective Time, and First Financial will continue as the Surviving Corporation and a wholly owned subsidiary of First Data. The Merger Agreement provides that each share of First Financial Common Stock issued and outstanding immediately prior to the Effective Time will be converted into
1.5859 shares of First Data Common Stock (except for any shares of First Financial Common Stock held by First Data, First Financial or their respective subsidiaries, which will be cancelled). Cash will be paid in lieu of fractional shares of First Data Common Stock. Under the GBCC,
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the holders of shares of First Financial Common Stock are not entitled to appraisal rights in connection with the Merger. Each outstanding share of common stock of Sub will be converted into one share of common stock of the Surviving Corporation.

  Under Section 2.9(b) of the Merger Agreement and a letter dated September 20, 1995, First Data has represented that the following representations set forth in the Parent Tax Certificate are true and correct:

    1. The fair market value of the First Data Common Stock and cash received by each First Financial stockholder will be approximately equal to the fair market value of the First Financial Common Stock surrendered in the exchange by each such stockholder.

    2. Following the Merger, First Financial will hold at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts used by Sub to pay reorganization expenses will be included as assets of Sub immediately prior to the Merger.

    3. Prior to the Merger, First Data will be in control of Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

    4. First Data has no plan or intention to cause First Financial, after the Merger, to issue additional shares of First Financial stock that would result in First Data losing control of First Financial within the meaning of Section 368(c) of the Code.

    5. As of the Effective Time, First Data or any corporation affiliated with First Data (i) will not be under any obligation and will not have entered into any agreement to redeem or repurchase any of the First Data Common Stock issued in the Merger or to make any extraordinary distributions in respect of the First Data Common Stock and (ii) will have no plan or intention to reacquire any of the First Data Common Stock issued in the Merger. Notwithstanding the foregoing, it is understood that First Data may repurchase shares of First Data Common Stock pursuant to an open-market repurchase program.

    6. Neither First Data nor any corporation affiliated with First Data has any plan or intention to liquidate First Financial, to merge First Financial with and into another corporation, to sell or otherwise dispose of any stock of First Financial except for transfers of the stock of First Financial to corporations controlled by First Data (within the meaning of Section 368(c) of the Code) at the time of the transfer, or to cause First Financial to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which First Financial has control (within the meaning of Section 368(c) of the Code) at the time of such transfer (it being understood that First Data has advised us that, consistent with its prior practice, it might in the future make a determination to transfer to one or more "alliances" in which First Data and/or one or more of its direct or indirect subsidiaries has an interest a portion of NaBANCO's and its subsidiaries' merchant credit card processing contracts). In no event will First Data be deemed to have breached the representation contained in this paragraph 6 if merchant contracts transferred to the alliances have an aggregate value as of the Effective Time not in excess of 20% of the equity value of First Financial as of the Effective Time.

    7. Sub will have no liabilities assumed by First Financial, and will not transfer to First Financial any assets subject to liabilities, in the Merger.

    8. Assuming the correctness of paragraph 15 of the Company Tax Certificate, following the Merger First Data will cause First Financial to continue its "historic business" or use a "significant portion" of its "historic business assets" in a business (as such terms are used in Treas. Reg. (S) 1.368-1(d)).

    9. First Data and Sub will pay their respective expenses, if any, incurred in connection with the Merger.

    10. There is no intercorporate indebtedness existing between First Data and First Financial or between Sub and First Financial that was issued, was acquired or will be settled at a discount.

    11. The First Data Common Stock that will be exchanged for First Financial Common Stock in the Merger is voting stock within the meaning of
  Section 368(a)(2)(E) of the Code.

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    12. As of the Effective Time, neither First Data nor any corporation affiliated with First Data will own beneficially or of record, nor will it have owned during the past five years, more than 500 shares of the stock or securities of First Financial or options or instruments giving the holder thereof the right to acquire stock or securities of First Financial.

    13. First Data and Sub are not investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

    14. The payment of cash in lieu of fractional shares of First Data Common Stock is solely for the purpose of avoiding the expense and inconvenience to First Data of issuing fractional shares and does not represent separately bargained-for consideration.

    15. The total cash consideration that will be paid in the Merger to the holders of First Financial Common Stock instead of issuing fractional shares of First Data Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the holders of First Financial Common Stock in exchange for their First Financial Common Stock.

    16. None of the compensation received by any stockholder-employees of First Financial will be separate consideration for, or allocable to, any of their shares of First Financial Common Stock.

    17. None of the First Data Common Stock received by any stockholder-employees of First Financial will be separate consideration for, or allocable to, any employment agreement.

    18. The compensation paid to any stockholder-employees of First Financial with respect to periods after the Effective Time will be for services actually rendered.

  Under Section 3.9(b) of the Merger Agreement, First Financial has represented that the following representations set forth in the Company Tax Certificate are true and correct:

    1. The fair market value of the First Data Common Stock and cash received by each First Financial stockholder will be approximately equal to the fair market value of the First Financial Common Stock surrendered in the exchange by each such stockholder.

    2. To the best of the knowledge of the management of First Financial, there is no plan or intention on the part of the holders of First Financial Common Stock to sell, exchange, or otherwise dispose of a number of shares of First Data Common Stock received in the Merger that would reduce the First Financial stockholders' ownership of First Data Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all the formerly outstanding shares of First Financial Common Stock as of the same date. For purposes of this representation, shares of First Financial Common Stock exchanged for cash in lieu of fractional shares of First Data Common Stock will be treated as outstanding First Financial Common Stock at the Effective Time. Moreover, shares of First Financial Common Stock otherwise sold, redeemed or disposed of prior to the Merger in contemplation of the Merger will be considered in making this representation. No holder of First Financial Common Stock owns (beneficially or of record) five percent or more of the First Financial Common Stock.

    3. Following the Merger, First Financial will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by First Financial to holders of First Financial Common Stock who receive cash or other property, amounts used by First Financial to pay reorganization expenses and all redemptions and distributions (excluding regular, normal dividends) made by First Financial will be included as assets of First Financial immediately prior to the Merger.

    4. First Financial and the stockholders of First Financial will pay their respective expenses, if any, incurred in connection with the Merger, except as provided in Section 5.11 of the Merger Agreement.

    5. There is no intercorporate indebtedness existing between Parent and First Financial or between Sub and First Financial that was issued, was acquired or will be settled at a discount.

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    6. At the Effective Time, First Financial will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire First Financial stock that, if exercised or converted, would affect First Data's acquisition or retention of control of First Financial, as defined in Section 368(c) of the Code.

    7. First Financial is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    8. First Financial is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    9. At the Effective Time, the fair market value of the assets of First Financial will exceed the sum of its liabilities, plus (without duplication) the amount of liabilities, if any, to which the assets are subject.

    10. None of the compensation received by any stockholder-employees of First Financial will be separate consideration for, or allocable to, any of their shares of First Financial Common Stock.

    11. None of the First Data Common Stock received by any stockholder-employees of First Financial will be separate consideration for, or allocable to, any employment agreement.

    12. The compensation paid to any stockholder-employees of First Financial will be for services actually rendered.

    13. In the Merger, shares of First Financial stock representing control of First Financial, as defined in Section 368(c) of the Code, will be exchanged solely for First Data Common Stock. For purposes of this representation, shares of First Financial stock exchanged for cash or other property originating with First Data will be treated as outstanding First Financial stock at the Effective Time.

    14. First Financial is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    15. The business carried on by First Financial at the Effective Time is its "historic business" within the meaning of Treas. Reg. (S) 1.368-1(d).

    16. The total cash consideration that will be paid in the Merger to holders of First Financial Common Stock instead of issuing fractional shares of First Data Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the holders of First Financial Common Stock in exchange for their First Financial Common Stock. The fractional share interests of each holder of First Financial Common Stock will be aggregated, and no holder of First Financial Common Stock will receive cash in an amount equal to or greater than the per share closing price determined in accordance with clause (i) of Section 1.8 of the Merger Agreement.

  On the basis of the above facts and representations, it is our opinion that the Merger will have the following Federal income tax consequences:

    (i) The Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code, and First Financial, Sub and First Data will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

    (ii) no gain or loss will be recognized by First Data or First Financial as a result of the Merger;

    (iii) no gain or loss will be recognized by the stockholders of First Financial upon the conversion of their shares of First Financial Common Stock into shares of First Data Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of First Data Common Stock;

    (iv) the aggregate tax basis of the shares of First Data Common Stock received in exchange for shares of First Financial Common Stock pursuant to the Merger (including fractional shares of First Data Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of First Financial Common Stock;

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    (v) the holding period for shares of First Data Common Stock received in exchange for shares of First Financial Common Stock pursuant to the Merger will include the holder's holding period for such shares of First Financial Common Stock, provided such shares of First Financial Common Stock were held as capital assets by the holder at the Effective Time; and

    (vi) a stockholder of First Financial who receives cash in lieu of a fractional share of First Data Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in clause (iv) above) and the amount of cash received.

  This opinion is rendered solely with respect to the federal income tax consequences of the Merger specifically set forth above. We express no opinion as to the treatment of the Merger under the income or other tax laws of any foreign, state or local jurisdiction. Our opinions are based upon the present provisions of the Code, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service. The foregoing are subject to change and such changes may be given retroactive effect. In the event of such changes, our opinions may be affected.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion in the Joint Proxy Statement/Prospectus included as part of the Registration Statement.

                                          Very truly yours,

                                          Sutherland, Asbill & Brennan

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